FEDERAL RESERVE BANK OF ATLANTA

Marion P. Rivers, III
Assistant Vice President

                                        April 13, 1995


The Board of Directors
Southern Security Bank Corporation, Inc.
Post Office Box 520
Boca Raton, Florida  33429-0520

          Re:  Written Agreement dated April 13, 1995

Dear Board Members:

     This will acknowledge receipt of two signed copies of the Written Agreement and the cross-referenced side letter. The Federal Reserve Bank executed this document on April 13, 1995. The corporation's record copy of the Agreement is enclosed. Also attached is our executed draft of the accompanying side letter clarifying our mutual understanding of certain monthly operating expenses.

     The Agreement's April 13, 1995 "as of date" established the start date upon which various reporting deadlines will be based. To clarify when the Reserve Bank expects receipt of individual provision responses, the following grid recaps the established deadlines dates:

- Paragraph 2 - Capital Adequacy:        the 90-day deadline is July 12, 1995;
- Paragraph 8 - Tax Policies/Procedures: the 90-day deadline is July 12, 1995;

     Management may of course submit responses before these dates if you wish. The quarterly reports required by paragraph 11, detailing compliance with all Agreement requirements, will commence with the second quarter of 1995; this first report is due no later than July 30, 1995. Compliance is expected to commence immediately for those provisions without a response due date.

     We appreciate your cooperation and look forward to reviewing your initial submissions. If you have any questions regarding this action, please contact me or Examiner Robert Schaffel at 404/589-7220.

                                        Very truly yours,

                                        Marion P. Rivers, III

Enclosures
cc:  Cheryl Mueller, BOG
     State of Florida

       104 Marietta Street, N.W. Atlanta, Georgia 30303-2713 404/585-7206

                            UNITED STATES OF AMERICA
            BEFORE THE BOARD GOVERNORS OF THE FEDERAL RESERVE SYSTEM
                                WASHINGTON, D.C.

-------------------------------------
Written Agreement By and Among

SOUTHERN SECURITY BANK CORPORATION, INC.
Deerfield Beach, Florida

PHILIP C. MODDER
JAMES WILSON
Institution-Affiliated Parties of            DOCKET NOS. 95-004-WA/RB-HC
Southern Security Bank Corporation, Inc.                 95-004-WA/RB-I1
Deerfield Beach, Florida                                 95-004-WA/RB-12

      and

FEDERAL RESERVE BANK OF ATLANTA
Atlanta, Georgia
----------------------------------------

     WHEREAS, in order to maintain the financial soundness of Southern Security Bank Corporation, Deerfield Beach, Florida ("Southern Security"), a registered bank holding company, the Federal Reserve Bank of Atlanta (the "Reserve Bank"), Southern Security, and Philip C. Modder ("Modder"), chairman of the board and a director, and James Wilson ("Wilson"), president and a director, institution-affiliated parties of Southern Security, have mutually agreed to enter into this Written Agreement (the "Agreement");

     WHEREAS, as of the date of this Agreement, Southern Security owns and controls the Southern Security Bank, Hollywood, Florida (the "Bank");

     WHEREAS, this Agreement is being executed in accordance with the Rules Regarding Delegation of Authority of the Board of Directors of the Federal Reserve System (the "Board of Governors"), specifically 12 C.F.R. 265-11(a)(15), and the Reserve Bank has received the prior approval of the Director of the Division of Banking Supervision and Regulation (the "Director") and the General Counsel of the Board of Governors to enter into this Agreement with Southern Security, Modder, and Wilson; and

     WHEREAS, on March 23, 1995, the board of directors of Southern Security, at a duly constituted meeting, adopted a resolution authorizing and directing Philip C. Modder to enter into this Agreement on behalf of Southern Security and consented to compliance with each and every provision of this Agreement by Southern Security and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") 12 U.S.C. 1813(u) and 1818(b)(3)); and

     WHEREAS, on April 5, 1995, Modder and Wilson, in their individual capacities, consented to compliance with paragraphs 4(c), 5, and 14 through 18 of this Agreement;

     NOW, THEREFORE, before the taking of any testimony or adjudication of or finding on any issue of fact or law herein, and without this Agreement constituting an admission of any allegation made or implied by the Board of Governors, and for the purpose of settling this matter without further proceedings, the Reserve Bank and Southern Security hereby agree as follows:

1. Dividends. Southern Security shall not declare or pay dividends without the prior written approval of the Reserve Bank and the Director. Requests for permission to pay a dividend shall be in writing and received 30 days prior to the proposed declaration date. Such requests shall, at a minimum, contain sufficient documentation to demonstrate that the proposed dividend is in compliance with the Board of Governors' dividend policy and is otherwise consistent with the Board of Governors' Capital Adequacy Guidelines (12 C.F.R.
Part 225, App. A and D).

2. Capital Adequacy. Within 90 days of this Agreement, Southern Security shall submit to the Reserve Bank an acceptable written plan to improve and, thereafter, maintain an adequate capital position at the Bank. The plan shall, at a minimum, address and consider:

     a. The current and future capital requirements of the Bank, including the maintenance of adequate risk-based capital ratios and tier 1 leverage ratio in accordance with the Capital Adequacy Guidelines of the Board of Governors (12 C.F.R. Part 208, App. A and B);

     b. the Bank's continued compliance with the capital requirements contained within paragraphs 2(a) and 2(b) of the Written Agreement dated March 17, 1992, among the Reserve Bank, the State Comptroller and Banking Commissioner of the State of Florida, and the Bank;

     c. the volume of the Bank's adversely classified assets and the potential for additional asset quality problems at the Bank;

     d. requests by the Bank's federal or state regulators for an increase in the Bank's capita;

     e. the anticipated level of earnings of the Bank, with particular attention to the Bank maintaining an adequate loan loss reserve;

     f. the source and timing of additional funds that may be necessary to achieve compliance with the capital plan developed and submitted pursuant to the provisions of this paragraph; and

     g. Southern Security's responsibility to act as a source of strength to the Bank, and, in connection therewith, to use its assets to provide whatever capital support to the Bank as may be required by the Reserve Bank in a manner consistent with the Board of Governors'; Policy Statement on the responsibility of bank holding companies to act as a source of strength to their bank subsidiaries, dated April 24, 1987.

3.   Debt Restrictions.

     a. Southern Security shall not, directly or indirectly, increase its borrowings or incur any additional debt, including debt to stockholders, without the prior written approval of the Reserve Bank.

     b. Southern Security shall not, directly or indirectly, make any debt service payments to any institution-affiliated party, or related interest thereof, without the prior written approval of the Reserve Bank.

4.   Insider Transactions.

     a. Except as otherwise provided in the executive employment agreements with Modder and Wilson, dated June 11, 1992, Southern Security shall not, directly or indirectly, increase the salaries of, or pay any bonuses or fees to, or make any other type of form of payments, including, but not limited to, the reimbursement of expenses or the payment of indebtedness, to or on behalf of any institution\-affiliated party, or related interest thereof, of Southern Security or the Bank without the prior written approval of the Reserve Bank.

     b. Southern Security shall not, directly or indirectly, enter into, participate or, in any other manner, engage in any financial transaction with any institution-affiliated party or principal shareholder, or related interest thereof, of Southern Security or the Bank without the prior written approval of the Reserve Bank.

     c. Except as otherwise provided by paragraph 4.a hereof, Modder and Wilson shall not, directly or indirectly, in any manner engage in, enter into or participate in any financial transaction with Southern Security without the prior written approval of the Reserve Bank.

     d. Any request for prior approval pursuant to this paragraph shall be accompanied by documentation adequate to provide the Reserve Bank with the details of each proposed payment or transaction, including a full description of the proposal, the purpose(s) for the payment or transaction, the amounts involved, the benefits to be derived by Southern Security or the Bank and such other matters that may be pertinent to the proposed payment or transaction to assist the Reserve Bank in its review of each proposal.

     e. For the purposes of this Agreement, the terms:

          (1) "Related interest" shall be defined as set forth in section 215.2(m) of Regulation O of the Board of Governors (12 C.F.R. 215.2(m));

          (2) "financial transaction" shall include, but is not limited to: (A) an extension of credit (as defined in section 215.3 of Regulation O of the Board of Governors (12 C.F.R. 215(3)), (B) the transfer, sale or purchase of any asset, (C) a contract or payment for services, (D) the payment of any Southern Security debt to any shareholder or institution affiliated party of Southern Security, the Bank, or any related interest thereof, or (B) the direct or
indirect   payment   by   Southern   Security   of   any   obligation   of   any
institution-affiliated party or principal shareholder, or related interest thereof, of southern Security or the Bank; and

         (3) "principal shareholder" shall include any individual or company (other than Southern Security) that directly or indirectly, or acting through or in consent with one or more persons, owns, controls or has the power to vote more than 10 percent of any class of voting securities or Southern Security of the Bank.

5.   Employment Contracts.

     a. Southern Security and Modder and Wilson shall each not amend or modify any current employment contract or agreement and shall not enter into any new employment or consulting contract or agreement without providing at least 30 days advance written notice to the Reserve Bank.

     b. The advance written notice required by this paragraph shall include documentation adequate to provide the Reserve Bank with the details of each proposed amended or new contract or agreement, including a full description of the proposed contract or agreement, the name and qualifications of the person providing the proposed services, the amounts involved, the benefits to be derived by Southern Security, and such other matters that may be pertinent to the proposal and assist the Reserve Bank in its review of each proposed amended or new contract or agreement.

     c. The Reserve Bank shall have the right to disapprove any proposed amended or new employment or consulting contract or agreement. If the Reserve Bank disapproves any proposed amendment or new employment or consulting contract or agreement, Southern Security, Modder and Wilson, as the case may be, shall not proceed with such proposal.

6. Required Approval of New Directors and Executive Officers.

During the term of this Agreement, or as otherwise required by law, southern Security shall comply with the provisions of Section 32 of the FDI Act (U.S.C. 1831i) with respect to the appointment of any new directors or the hiring or promotion of any senior executive officer.

7.   Restriction on Intercorporate Transactions.

     a. Southern Security shall not, directly or indirectly, enter into, participate, or in any other manner engage in any transaction with the Bank without the prior written approval of the Reserve Bank.

     b. Any request for prior approval pursuant to this paragraph shall be accompanied by documentation adequate to provide the Reserve Bank with the details of each proposed transaction, including a full description of the proposed transaction, the purpose(s) for the transaction, the amounts involved, the benefits to be derived by Southern Security and the Bank, the proposed transaction's compliance with all applicable laws and regulations, including sections 23A and 23B of the Federal Reserve Act (12 U.S.C. 371c and 371c-1) and such other matters that may be pertinent to the proposal and assist the Reserve Bank in its review of each proposal.

     c. For the purposes of this paragraph, the term "transaction" shall include, but not be limited to the transfer, sale or purchase of any asset, the direct or indirect payment of any expense or obligation of Southern Security, the payment of a management or service fee or any nature, or any extension of credit, including overdrafts.

8.   Tax Policies and Procedures.

     a. Within 90 days of this Agreement, Southern Security shall submit to the Reserve Bank an acceptable proposed written tax allocation agreement between Southern Security and the Bank and shall take such other actions as are necessary to execute the tax allocation agreement with the Bank within 120 days of this Agreement. The tax agreement shall address, at a minimum:

          (1)  The timing and method of estimating quarterly tax payments;

          (2)  the disposition of any deferred tax liability;

          (3)  the computation and payment of any tax benefits;

          (4)  the allocation of the surtax exemption;

          (5) any refund due the Bank on a separate entity basis, regardless of the availability of a consolidated refund; and

          (6) the Policy Statement on Intercorporate Tax Transactions issued by the Board of Governors, dated September 25, 1978.

     b. In no event shall the tax agreement required under this paragraph call for the Bank to incur a greater liability because of its affiliation with Southern Security than it would as a separate taxable entity.

     c. Southern Security shall remit to the Bank, immediately upon receipt by Southern Security; (1) any state or federal income tax refund, or similar refund received by Southern Security that becomes due, owing or otherwise reimbursable to the Bank; and (2) the reimbursement of any tax overpayment that is allocable to the Bank, subject to the concurrence of the Reserve Bank.

     d. Southern Security shall not use monies received from the Bank pursuant to the written tax allocation agreement between Southern Security and the Bank, for purposes other than the remittance of same to the Internal Revenue Service and the State of Florida in accordance with such tax agreement, and shall, in all other respects, fully comply with such tax agreement.

9.   Sale of Equity Securities.

     a. Southern Security shall provide the Reserve Bank with at least 30 days advance written notice of the proposed sale or offering of any equity securities.

     b. The advance written notice required by this paragraph shall include all prospectus, offering or private placement materials, as well as a full description of the proposed uses of the funds raised by the securities' sale, an opinion letter from an independent securities counsel stating that the materials contain adequate disclosures and comply with the registration, reporting, and anti-fraud provisions of the federal and state securities laws, and such other matters that may be pertinent to assist the Reserve Bank in its review of the proposed sale or offering.

10. Policy and Plan Approval. The plans and tax agreement required by paragraphs 2 and 8 hereof shall be submitted to the Reserve Bank for review and approval. An acceptable plan and tax agreement shall be submitted to the Reserve Bank within the required time periods. Southern Security shall submit the plan and tax agreement to the Reserve Bank no later than 30 days prior to the expiration of the applicable time periods. The Reserve Bank may comment on the plan and tax agreement within 10 days of receipt. Southern Security shall provide the Reserve Bank with revised plan and tax agreement as may be required, within 5 days of receipt of written comments, if any. Within 10 days of receipt of the revised plan and tax agreement, the Reserve Bank shall communicate in writing its approval or disapproval. Southern Security shall adopt the approved plan within 10 days of approval by the Reserve Bank and the tax agreement as provided in paragraph 8 hereof, and then shall fully comply with them. During the term of this Agreement, the approved plan and tax agreement shall not be amended or rescinded without the prior written approval of the Reserve Bank.

11. Quarterly Compliance Reports. Within 45 days after the end of each calendar quarter (March 31, June 30, September 30, and December 31) following the date of this Agreement, Southern Security shall furnish to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

12. All communications regarding this Agreement shall be sent to:

          (a)  Mr. Marion P. Rivers, III
               Assistant Vice President
               Federal Reserve Bank of Atlanta
               104 Marietta Street, N.W.
               Atlanta, George 30303

          (b)  Mr. Philip C. Modder
               Chairman
               Southern Security Bank Corporation
               Post Office Box 520
               Boca Raton, Florida  33429-0520

          (c)  Mr. James Wilson
               President
               Southern Security Bank Corporation
               Post Office Box 520
               Boca Raton, Florida  33429-0520

13. The provisions of this Agreement shall be binding upon Southern Security all of its institution-affiliated parties, in their capacities as such, as their successors and assigns, and Modder and Wilson in their individual capacities.

14. The provisions of this Agreement shall remain effective and enforceable until stayed, modified, terminated or suspended, in writing, by the Reserve Bank.

15. Notwithstanding any provision of this Agreement to the contrary, the Reserve Bank may, in its sole discretion, grant written extensions of time to the Southern Security, Modder, and Wilson to comply with any provision of this Agreement.

16. The provisions of this Agreement shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank or any federal or state agency or department from taken any other action affecting Southern Security, the Bank or any of its current or former instituion-affiliated parties thereof including, but not limited to Modder and Wilson, and their successors or assigns.

17. This Agreement is a "written agreement" for the purposes of section 8 of the FDI Act (12 U.S.C. 1818).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 13th day of April, 1995.

SOUTHERN SECURITY BANK CORPORATION      FEDERAL RESERVE BANK OF ATLANTA


By: s/Philip C. Modder                  By: s/ Marion P. Rivers, III
----------------------                      --------------------------
                                           Marion P. Rivers, III
Title: Chairman & CEO                      Assistant Vice President

     With respect to paragraphs 4(c), 5, and 14 through 18 hereof, in their individual capacities.


s/ Philip C. Modder                     s/ James Wilson
-----------------------------           --------------------------------
Philip C. Modder                        James Wilson

     The undersigned directors of Southern Security each acknowledges having read the foregoing Agreement and approves of the consent thereto by Southern Security.


s/Timothy Butler                        s/Philip C. Modder
-----------------------------           ---------------------------------
Timothy Butler                          Philip C. Modder


s/Eugene Strasser, M.D.                 s/James Wilson
-----------------------------           ---------------------------------
Eugene Strasser, M.D.                   James Wilson


s/David Butler                          s/Harold Friend
-----------------------------           ---------------------------------
David Butler                            Harold Friend

                            UNITED STATES OF AMERICA
            BEFORE THE BOARD GOVERNORS OF THE FEDERAL RESERVE SYSTEM
                                WASHINGTON, D.C.

-------------------------------------
Written Agreement By and Among

FLORIDA FIRST INTERNATIONAL BANK
Hollywood, Florida

FEDERAL RESERVE BANK OF ATLANTA
Atlanta, Georgia                            DOCKET NO. 92-022-WA/RB-SM

      and

STATE COMPTROLLER AND BANKING
 COMMISSIONER OF THE STATE OF FLORIDA
Tallahassee, Florida
----------------------------------------

     WHEREAS, in recognition of their common goal to restore and maintain the financial soundness of the Florida First International Bank, Hollywood, Florida (the "Bank"), a State chartered bank which is a member of the Federal Reserve System, the Bank, the Federal Reserve Bank of Atlanta (the "Reserve Bank") and the State Comptroller and Banking Commissioner of the State of Florida (the "Comptroller") have mutually agreed to enter into this Written Agreement (the "Agreement"), which replaces the prior Written Agreement, effective January 9, 1989;

     WHEREAS, this Agreement is being executed in accordance with the Rules Regarding Delegation of Authority of the Board of Governors of the Federal Reserve System (the "Board of Governors"), specifically 12 CFR 265.11(a)(15), and the Reserve Bank has received the prior approval of the Director of the Division of Banking Supervision and Regulation (the "Director") and the General Counsel of the Board of Governors to enter into this Agreement with the Bank; and

     WHEREAS, on February 27, 1992, the board of directors of the Bank, at a duly constituted meeting adopted a resolution authorizing and directing President, George Jordan to enter into this Agreement on behalf of the Bank and consented to compliance by the Bank and its institution-affiliated parties, as defined by Section 3(u) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1813(u)) (the "FDI Act"), with each and every provision of this Agreement.

     NOW, THEREFORE, before the taking of any testimony or adjudication of or finding on any issue of fact or law herein, and without this Agreement constituting an admission of any allegation made or implied by the Board of Governors or the Comptroller, the Bank, the Reserve Bank, and the Comptroller agree as follows:

     1. The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Comptroller, and the Director.

     2. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller a written plan to maintain an adequate capital position. The plan shall, at a minimum, address and consider (1) the Bank's current and future capital requirements, including the maintenance of an adequate risk-based capital ratio and tier 1 leverage ratio in conformity with the Capital Adequacy Guidelines of the Board of Governors (12 C.F.R. Part 208, App. A and B), (2) the volume of the Bank's adversely classified assets, (3) the Bank's anticipated level of retained earnings, and (4) the source and timing of additional funds to fulfill the future capital and the loan loss reserve requirements set forth in this Agreement.

          (b) Notwithstanding the provisions of paragraph 2(a) hereof, in the event that the Bank's tier 1 leverage ratio falls below 6.25 percent, the Bank, shall within 5 days of such event, notify the Reserve Bank and the Comptroller about the capital deficiency and shall submit a written statement detailing the steps that will be taken by the Bank to increase the Bank's tier 1 leverage ratio above 6.25 percent within 90 days of such event.

     3. (a) The board of  directors  shall take all actions as are  necessary to
ensure  the  Bank's   substantial   compliance  with  its  established   written
asset/liability management policies and procedures.

         (b) The Asset/Liability Committee (the "ALCO") of the bank shall, at all times, be comprised of at least two outside directors. The ALCO shall have the responsibility for monitoring compliance with the Bank's asset/liability policies and procedures, and shall review, on a monthly basis, all decision made by the Bank's management with regard to such policies and procedures, paying particular attention to whether each decision was made in accordance with the policies and procedures. Any exceptions to the policies and procedures shall be documented by the ALCO as to the reason for the excepting and the continuity of the exception with the Bank's overall goals and strategies and shall be approved by the majority of the ALCO members.

     4. (a) A majority of the Bank's Loan Committee shall, at all times, be comprised of outside directors, who are not executive officers of the Bank. The prior approval of the Loan Committee shall be required for any extension of credit made by the Bank(1) that in the aggregate will exceed $100,000 to any borrower, including any related interest(s) of the borrower or (2) to any institution-affiliated party of the Bank, including any related interest(s) of such borrower. The Bank's Loan Committee shall have the responsibility for monitoring compliance with the Bank's written loan policies and procedures and shall review, on a monthly basis, all loans made by the Bank and the activities of all personnel of the Bank involved in its lending operations. At each meeting of the Loan Committee, the Committee shall review the current status of all loans in excess of $50,000 that are in default as to principal or interest for 30 days or more as of the date of the board meeting, that are adversely classified or listed for special mention by State or Federal examiners in the Bank's latest report of examination or that are to an institution-affiliated party of the Bank. The Committee shall specifically address whether the extension of credit was made in accordance with the Bank's written loan policies and procedures and whether the collection actions undertaken by Bank management to reduce the volume of past due loans were in full compliance with the Bank's collection procedures as set forth in its written loan policies and procedures. The Loan Committee shall maintain accurate written minutes of its meetings, which shall be available for subsequent supervisory review.

      (b) At least once every 30 days from the date of this Agreement, but not less than 5 days before a board of directors' meeting, the Loan Committee shall to the board of directors a written report regarding all actions it has taken.

       (c) For the purpose of this Agreement, the terms (1) "related interest" shall be defined as set forth in Section 215.2(k) of Regulation O of the Board of Governors (12 CFR 215.2(k)); (2) "extension of credit" shall be defined as set forth in Section 215.3 of Regulation O of the Board of Governors (12 CFR 215.3); and (3) "executive officer" shall be defined as set forth in
Section 215.2(d) of Regulation O of the Board of Governors (12 CFR 215.2(d)).


     5. The Bank shall not, directly or indirectly, (a) extend any additional credit to or for the benefit of any borrower, including any related interest of the Borrower, who is obligated in any manner to the Bank on any extension of credit or portion thereof that has been charged off by the Bank or classified "Loss" or "Doubtful" in the Report of Examination of the Bank, dated October 31, 1991 (the "Report of Examination":) as long as such credit remains uncollected; and (b) extend any additional credit to any borrower whose line of credit has been classified "Substandard" in the Report of Examination without the prior approval of the Bank's board of directors, who shall document the reasons for the additional advances, specifically (1) that the additional extension of credit is necessary to protect the Bank's interest in the ultimate collection of the credit already granted, or (2) that the additional credit is in full compliance with the Bank's written loan policy and is adequately secured, that a through credit analysis has been performed indicating that the additional extension of credit is reasonable and justified, that all necessary loan documentation has been properly and accurately prepared and filed, that the additional extension will not impair the Bank's interest in obtaining repayment of the already outstanding credit, and that the board of directors reasonably believes that the additional extension of credit will be repaid according to its terms. The certification, together with the credit analysis and related information that was used in the determination, shall be maintained by the Bank for subsequent supervisory review.

     6. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller a written plan designed to improve the Bank's position on each loan in excess of $100,000 that was in default as to principal or interest in excess of 90 days as of the date of this Agreement and each asset, including other real estate, adversely classified by examiners in the Report of Examination, through amortization, repayment, liquidation, additional collateral or other means, whichever may be appropriate. The plan shall not be amended or rescinded without the prior written approval of the Reserve Bank, except that the plan shall be amended periodically to cover loans or others assets in excess of $100,000 that are adversely classified or listed for special mention in subsequent examinations of the Bank or, with respect to loans, in default as to principal or interest in excess of 90 days as of the date of each subsequent examination or visitation. Amended plans based on loans or other assets that are classified or listed for special mention or overdue in subsequent examinations or visitations shall be submitted to the Reserve Bank and the Comptroller with the next progress report, described by paragraph 13 hereof, following each subsequent examination or visitation.

     7. (a) Within 45 days of this Agreement, the Bank shall take all necessary steps to correct all exceptions to the Bank's loan files reflected in the loans adversely classified and the loans listed for technical exceptions in the Report of Examination, including obtaining accurate and current financial statements, updating insurance coverage, and obtaining income/cashflow information.

          (b) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller (1) a written report detailing the actions taken pursuant to paragraph 7(a) hereof, and (2) written procedures designed to ensure that all extensions of credit comply with the Bank's revised loan policy concerning required loan documentation and collateral.

     8. (a) Within 30 days of this Agreement, the Bank shall establish and shall, thereafter, continue to maintain, through charges to current operating income, an adequate valuation reserve for loan losses. The adequacy of this reserve shall be determined in light of past loss experience, evaluation of the potential for losses in the loan portfolio of the Bank (especially the potential for unidentified losses in loans adversely classified) and examiners' other criticisms. A written record shall be maintained indicating the methodology used in determining the amount of the reserve needed (e.g., at a minimum, the methodology should address the maintenance of a reserve equal to a sum of : 40 to 50 percent of loans classified "Doubtful", 10 to 20 percent of loans classified "Substandard" and .5 to 1 percent of all other loans). This record shall be submitted to the Reserve Bank and the comptroller for review within 60 days of this Agreement.

     (b) Notwithstanding the provisions of paragraph 8(a) hereof, the Bank's valuation reserve for loan losses shall, within 10 days of this Agreement and, thereafter, at all times subsequent to date of this Agreement, equal, at a minimum, 1.78 percent of the Bank's total loans, excluding Federal funds sold.

     (c) For the purpose of this paragraph, the Bank's total loans shall not include any loans or portions of loans that have been adversely classified as "Loss" by examiners in any report of examination or visitation (which loans shall be charged off upon the Bank's receipt of any report of examination or visitation) or otherwise charged off the books of the Bank, and the amount of total loans shall be the amount listed on line 11 of Schedule RC-C of the Consolidated Report of Condition of the Bank as reported for each quarter after the date of this Agreement.

     (d) The requirement of this paragraph shall not be construed as a standard for future operations of the Bank after the termination of this Agreement. It is the intention of these requirements to provide for an appropriate reduction in adversely classified assets and to maintain adequate loan loss reserves during the term of this Agreement.

     9. Within 45 days of this Agreement, the Bank shall develop and submit to the Reserve Bank and the Comptroller written loan review procedures. The loan review procedures shall be designed to identify and categorize problem credits and to assess the overall quality of the Bank's loan portfolio. These procedures shall, at a minimum, include the following:

     (a) A description of the risk grades to be assigned to each loan;

     (b) the designation of the individual(s) who will be responsible for determining loan grades;

     (c) a description of when loans will be graded; and,

     (d) a mechanism for reporting periodically to the Bank's board of directors the status of the loan reviews and the action(s) taken by management to improve the Bank's position on each loan adversely graded.

     10. Within 45 days of this Agreement, the Bank shall amend its present written loan policies and procedures and shall submit such amended policies and procedures to the Reserve Bank and the Comptroller. The amended loan policies and procedures shall include, but not be limited to, the following:

     (a) The establishment of procedures for performing credit evaluations, including, at a minimum, (1) reviewing current (less than 12 months old) balance sheet and income information, (2) determining business trends by obtaining statements for the previous two years for existing businesses, (3)
reviewing the applicant's liquidity, cash flow and leverage position, (4) determining the applicant's current status and payment record on outstanding debts, (5) obtaining credit bureau reports, (6) verifying contingent liabilities, and (7) obtaining all other necessary documentation regarding the applicant, guarantor, and/or collateral;

     (b) guidelines for determining when audited financial statements of loan customers will be required in lieu of applicant prepared statements or compilations;

     (c) guidelines for loans secured by real estate and/or income producing properties, including appraisal requirements and requirements for minimum debt service coverage ratios and minimum dollar amounts on which an outside appraisal will be required;

     (d) procedures designed to ensure that extensions of credit are generally made to borrowers within the Bank's defined trade area;

     (e) procedures for establishing repayment plans at the inception on all extensions of credit;

     (f) guidelines for placing loans on nonaccrual status in conformity with call report instructions; and,

     (g) procedures for exceptions to the loan policy, including required documentation by the account officer and approval by the board of directors.

     11. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Comptroller a written strategic plan concerning the Bank's proposed business activities for 1992. This plan shall at a minimum provide for or describe:

         (1) The responsibilities of the Bank's board of directors towards the definition, approval, implementation and monitoring of the strategic plan, and the procedures designed to ensure that the board of directors fulfill such responsibilities;

         (2) management, lending, and operational objectives, given the condition of the Bank as reflected in the Report of Examination;

         (3) an identification of the major areas in and the means by which the Bank will seek to improve its operational and earnings performance;

         (4) the operating assumptions that form the basis for major projected income and expense components and the sources and uses of cash flow;

         (5) financial performance objectives, including plans for asset growth, earnings, liquidity and capital supported by detailed quarterly and annual pro forma financial statements, including projected budgets, cash flow statements, balance sheets and income statements;

         (6) the establishment of a quarterly review process to monitor the actual income, expenses and net cash flow of the Bank in comparison to budgetary projections; and, quarterly and annual budgets and cash flow statements and quarter-end and year-end balance sheet and income statements for the Bank.

         (b) A strategic plan for each calendar year subsequent to 1992 shall be submitted to the Reserve Bank and the Comptroller at least one month prior to the beginning of that calendar year. The revised projected quarterly and annual financial statements required by paragraph 11(1)(7) hereof shall be submitted to the Reserve Bank and the Comptroller within 30 days of the end of each calendar quarter.

     12. The plans, policies, and procedures required by paragraphs 2(a), 6, 7(b)(2), 9, and 10 hereof shall be submitted to the Reserve Bank and the Comptroller for review and approval. The Reserve Bank and the Comptroller may comment on the plans, policies and procedures within 10 business days of receipt. Acceptable plans, policies, and procedures shall be submitted to the Reserve Bank and the Comptroller within the time periods set forth in this Agreement. The Bank shall adopt all approved plans, policies and procedures within 10 business days of approval by the Reserve Bank and the Comptroller and then shall fully comply with them. During the term of this Agreement, the Bank shall not amend or rescind the approved plans, policies, and procedures without the prior written approval of the Reserve Bank and the Comptroller.

     13. Within 30 days of the end of each calendar  quarter (March 31, June
30, September 30, and December 31) following the date of this Agreement, the Bank shall furnish to the Reserve Bank and the Comptroller written progress reports detailing the form and manner of all actions taken to ensure compliance with this Agreement and the results thereof, including updated reports on all asset improvement plans required by paragraph 6 hereof. The board of directors of the Bank shall certify in writing to the Reserve Bank and the Comptroller that each director has reviewed each quarterly progress report required by this paragraph. Such reports may be discontinued when corrections required by this Agreement have been accomplished, and the Reserve Bank and the Comptroller have, in writing, released the Bank from making further reports.

    14. All communications regarding this Agreement shall be sent to:

         (a)      Mr. Ronald N. Zimmerman
                  Vice President
                  Federal Reserve Bank of Atlanta
                  104 Marietta St., N.W.
                  Atlanta, Georgia 30303-2713

         (b)      Mr. Gerald A. Lewis
                  State Comptroller and Banking Commissioner
                  Office of the Comptroller
                  State of Florida
                  Tallahassee, Florida 32399-0350

         (c)      Mr. George W. Jordan
                  President
                  Florida First International Bank
                  Post Office Box 6699
                  Hollywood, Florida 33081

     15. Notwithstanding any provision of this Agreement to the contrary, the Reserve Bank and the Comptroller may, in their sole discretion, grant written extensions of time to the Bank to comply with any provision of this Agreement.

     16. The provisions of this Agreement shall be binding upon the Bank, all of its institution-affiliated parties, in their capacities as such, and their successors and assigns.

     17. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated or suspended by the Reserve Bank and the Comptroller.

     18. The provision of this Agreement shall not bar, estop or otherwise prevent the Board of Governors or the Comptroller from taking any other action affecting the Bank or any of its current or former institution-affiliated parties and their successors and assigns.

     19. This Agreement is a "written agreement" for the purposes of section 8 of the FDI Act (12 U.S.C. 1818).

     20. As of the date of this Agreement, the Written Agreement by and among the Bank, the Reserve Bank, and the Comptroller, dated January 9, 1969, is terminated.


         IN WITNESS WHEREOF, the parties have caused this Agreement to the executed as of the 17th day of March, 1992.


Florida First International Bank                   Federal Reserve Bank

By  s/ "G.W. Jordan"                               By s/ "Marion P. Rivers III"
         President

                                     State Comptroller and Banking
                                     Commissioner of the State of
                                     Florida

                                     By  s/"Gerald Lewis"


         The undersigned directors of the Bank each acknowledges reading the foregoing Agreement and approves of the consent thereto by the Bank.


s/"Sylvia M. Berman"                                s/"Robert J. Steinmetz"
s/"Frank D. Camperlengo"                            s/"Howard S. Wolkowitz"
s/"George W. Jordan"



                             SOUTHERN SECURITY BANK


                        ASSET/LIABILITY MANAGEMENT POLICY




                             REVIEWED: MAY 27, 1997

                             APPROVED: MAY 27, 1997

                             MODIFIED: JULY 22, 1997


                             SOUTHERN SECURITY BANK
                        ASSET/LIABILITY MANAGEMENT POLICY


        I.        STATEMENT OF POLICY....................................1

       II.        AUTHORITY FOR ASSET/LIABILITY MANAGEMENT COMMITTEE.....1

      III.        ASSET/LIABILITY MANAGEMENT COMMITTEE...................2

       IV.        ANNUAL PROFIT PLAN.....................................4

        V.        LIQUIDITY POLICY.......................................4

       VI.        PRIMARY FUNDING NEEDS AND SOURCES......................7

      VII.        OFF BALANCE SHEET POLICY...............................8

     VIII.        INTERBANK LIABILITIES (REGULATION F)...................9

                        ASSET/LIABILITY MANAGEMENT POLICY

Southern Security Bank is a full service banking institution organized and operated to meet the financial needs of individuals and business throughout the Broward County Area.


I.       STATEMENT OF POLICY

A. Asset/Liability Management is the coordination of all balance sheet categories so as to maximize shareholder wealth. The actual practice of Asset/Liability Management focuses on the narrower asset/liability relationship between variable rate assets and variable rate liabilities. The advent of deregulation caused financial institution management to assess its ability to reinvest variable cost funds into profitable investments to maintain stable profitability. Because banking is an industry that is changing together with the fluctuating nature of the local and national economies, this policy is subject to change as needed. The asset/liability management objectives of Southern Security Bank include the following.

         1.       Managing net interest margins.
         2.       managing profitability.
         3.       Controlling interest rate risk exposure (GAP analysis).
         4.       Insuring liquidity
         5. Performing balance sheet planning (maintaining the ability to meet loan demand and deposit withdrawals).
         6. Perform tax planning. 7. Plan bank funding.

B. It shall be the policy of the Bank's management to achieve the above objective in the functioning of its Asset/Liability Management Policy. Quantitative goals shall be established to fit these objectives in light of the operating environment and long-term planning goals.

C. Foremost among the policies to govern Asset/Liability Management is that of requiring full compliance with all state and federal laws.

II.      AUTHORITY FOR ASSET/LIABILITY MANAGEMENT COMMITTEE

         Asset/Liability management policies of the bank are under the purview of the Board of Directors who shall delegate authority for their formulation and administration to the Asset/Liability Management Committee.

III.     ASSET/LIABILITY MANAGEMENT COMMITTEE

A.       An Asset/Liability Management Committee shall be appointed to:

1. monitoring stress conditions, financial markets and regulatory change on a continuing basis.

2. manage mix of rate sensitive sources and uses of funds over interest rate cycle.

3. evolve key loan deposit investment and funds management strategies consistent with profit planning and long-range goals and objectives.

B. The composition of this committee shall include the Chairman of the Board, the President, the Chief Operating Officer and the Senior Lending Officer. As the staff of Southern Security Bank increases in size and additional officers are employed, the committee may decide to include additional members, which may include directors. The Chairman of the committee shall be the Chairman of the Board of the bank who shall be responsible for carrying out the Asset/Liability management subject to quarterly review by the Board of Directors or more often if conditions dictate.

C. The Asset/Liability Management Committee shall meet at least monthly or more frequently as conditions require, such as in times of increased rate volatility and unexpected economic changes.

D.       At its monthly meetings, committee members will review:

         1.       minutes of the previous meetings.
         2. monthly Asset/Liability funds budget in relation to the actual flow of funds as well as peer group comparisons. The committee will also conduct a spread analysis and determine how well the allocation of sources and uses of funds as well as related strategies and programs are working to meet the bank's longer range targets.
         3. alternative scenarios developed through sensitivity or what if analysis. These scenarios will incorporate such variables as expected loan demand, investment opportunities, core deposit growth within specific categories, regulatory changes, monetary policy adjustments and the overall state of the economy and, in addition, interest rates on particular sources and uses of funds.
         4. ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities which are sensitive within defined time frames, (i.e., 90, 180, 365 days). the sensitive assets and rate-sensitive liabilities and the maturity distribution. Furthermore, it will review rate-sensitivity reports as well as mix/spread analysis to assess the effects of anticipated interest rates and of the volume and mix of asset/liability items on net interest margin.
         5. current and prospective liquidity position both on the asset and liability sides of the balance sheet and in relation to rate sensitivity.
         6. results of the implementation of funding strategies which are designed to insure that the bank has adequate funds for loans, investments, deposit coverage, debt repayment and the expansion of service capability when they are necessary. Prospective assessment of the availability of funds both for shorter term and capital purposes at a price that will give a reasonable and consistent return on investment in relation to the risk involved. Weighted average maturity distribution on money market certificates and $100,000 and larger certificates of deposits.

         7. balances maintained with correspondent banks and other non-earning assets.

         8.       ratio of loan loss reserve to outstanding  loans.

         9. capital levels to determine whether they are sufficient to support asset growth; to underwrite interest rate risk; to match the expectations of rating agencies and the marketplace, and to meet long- and short-term funding needs. Periodic review of bank's dividend policy.

         10.      tax position.

         11. recommendations on asset/liability allocations, current months funds budget and action plan.

E. Discussion of information recommendations and actions taken by the committee will be recorded and reported in the minutes of the meeting. Copies of these minutes will be distributed to the committee members and other key personnel. A copy of the minutes for each meeting will be maintained on file in the office of the Chief Executive Officer.

F. This committee will be involved in all operations and functions of the bank. It requires a management information system providing thorough and useful information quickly available. Manual preparation of such information is burdensome and time consuming.

G. The committee shall attempt to be proactive rather than reactive in implementing and accomplishing balance sheet goals. the bank has the opportunity to enter the financial markets without burden of old, economically outdated operating programs. Such strategy shall include:

         1. establishing loan pricing closely paralleling the bank's cost of funds.

         2. providing variable/renegotiable rate loan products which will change based upon and appropriate index. It will be the intention of the committee to have these variable rate products reflect, as much as possible, changes in the bank's own cost of funds.

         3. utilizing secondary mortgage market capabilities through loan origination and pass through arrangements to maintain liquidity.

         4. assessing the role of the investment portfolio in light of deregulation of interest rates and tax reform.

         5. maximizing investment yield subject to risk and maturity considerations. In addition, certain hedging devices, i.e., interest rate swaps, options and loss programs may be used from time to time to more effectively manage the portfolio.

         6. developing an investment portfolio that is responsive to fluctuating levels of interest rates by emphasizing shorter maturities and money market instruments to better match funding liabilities.

H.       Asset/Liability  Management affects all bank activities.  The remaining
         policy  areas  discovered  herein   interrelate  with   Asset/Liability
         management.


IV.      ANNUAL PROFIT PLAN

         A. Long-range plans serve as the basis for profit plans and the Asset/Liability Management Committee will review variances from the budget segments of these plans so that timely corrective action can be taken or adverse variance with regard to interest rates, volume levels, and mix of assets and liabilities.

         B. The committee will also review performance measures quarterly. Based on discernible changes and trends or patterns, it will make alterations and strategies for loan policies, bond portfolio structure and funds acquisitions in order to achieve year-end goals.

         C. On an operating level, management will have sufficient authority to react to contingencies daily.

         D. Sufficient flexibility will be built into the budgeting process so that variance analysis input and rolling monthly 12-month forecasts can be factored on an ongoing basis.

         E. The Board of Directors will review each calendar quarter comparisons of actual versus planned results in the annual profit plan. These reviews will focus on dollar as well as percentage variances for the quarter being reviewed in the year-to-date results.

V.       LIQUIDITY POLICY

A. Liquidity represents the ability to accommodate the most efficient decreases in deposits and/or the run-off of other liabilities as well as fund increases in the loan portfolio, lines and letters of credit and fulfill short-term credit needs. A bank has adequate liquidity potential when it can obtain sufficient cash promptly at a reasonable cost. Liquidity is essential to compensate for expected and unexpected balance sheet fluctuations and to provide funds for growth. The price of liquidity is a function of market conditions and the degree of interest rate and credit risk. If liquidity needs are met through holdings of high quality, short-term assets, the price is income sacrificed by not holding longer term and/or lower quality assets. If liquidity needs are not met through liquid asset holdings, the bank may be forced to acquire additional liabilities under adverse market conditions at excessively high rates. Determination of the adequacy of the bank's liquidity position depends on the analysis of:

                  1.       historical funding requirements.
                  2.       current liquidity position.
                  3.       anticipated future funding needs.
                  4. options for reducing funding needs or attracting additional funds.
                  5.       sources of funds.

B. To insure adequate liquidity or a safe pattern of cash flows in a fluctuating rate environment, the Asset/Liability Management Committee will consider the implementation of three strategies:


         1. Extending the maturities of the bank's liabilities unless interest rates are heading downward.
         2. Diversifying the bank's sources of funds, including the development of new funding sources.
         3. matching the maturity of assets and liabilities, recognizing that this strategy usually causes a higher cost of funding assets than maturity mismatching.

C. In assessing liquidity, the committee will consider current position and future outlook. It will especially monitor large liability dependence, temporary investments to large liabilities, fixed rate assets to core deposits and loans to deposits.

D. To provide funds to satisfy liquidity needs, the bank must do one or more of the following:

         1.       Dispose of liquid assets.
         2. Increase short-term borrowing or issue additional short-term deposit liabilities.
         3.       Decrease holdings of non-liquid assets.
         4.       Increase liabilities of a term nature.
         5.       Increase capital funds.

E. The committee will guide the bank's funding operations according to the following principles:

         1. Compete for stable deposit money by building multi-service customer relationships.
         2. Lengthen the maturity of purchased liabilities unless longer term rates so far exceed current or prospective short-term rates as to make this option unfeasible.
         3.       Diversify  sources of funds by maintaining an active  presence in as many money markets as possible for a small bank.
         4.       Promote buyer/seller  relations and market reputations so that investor confidence will enable the bank to raise funds it needs when it needs them at reasonable rates.
         5. Plan and arrange for contingency funding through a variety of sources before adverse market conditions cause difficulty.
         6. Conduct frequent profitability analysis of deposit accounts relationship and compare funds cost with those of alternative sources.

F. Liquidity targets and guidelines. It should be understood that targets are just that and if not met, an acceptable explanation will follow. Guidelines should not be violated unless prior approval is obtained. As follows.

         1. A net loan to deposit ratio of 80% maximum. (Guideline, refer to loan policy)

         2. Net Loans & Leases (& Capital) of not greater than 8.0%. (Target, refer to loan policy)

         3. Net loans to total assets of not more than 75%. (Target, refer to loan policy).

         4.  Commercial  loans to total loans not to exceed 60%.
            (Target, refer to loan policy).

         5. Consumer Loans to total loans not to exceed 50%. (Target, refer to loan policy).
         6. Real Estate Loans to total loans not to exceed 60%. (Target, refer to loan policy).
         7. Temporary Investments to average total assets of 10% - 20%. (Guideline)
             Temporary investments are interest bearing balances due from depository institutions, federal funds sold and securities purchased under agreements to resell, trading-account assets, and debt securities with remaining maturities or earliest repricing opportunity of one year or less.
         8. Certificates of deposits, borrowing and public funds should account for less than 50% of total assets. (Target)
         9.  Borrowing to total capital should be less than 200%. (Guideline)
         10. The rate sensitive asset to rate sensitive liability ration from 0 to 90 days should be maintained between .80 to 1.20. (Target).
         11. The rate sensitive asset to rate sensitive liability ration from
             91 - 365 days should be maintained between .80 to 1.20. (Target).
         12. Zero to 90 day GAP to total  assets  shall not exceed -10% to +10%.
             (Target)  13. 91 - 365 day GAP to total assets shall not exceed
             -10% to +10%. (Target) 14. Zero to 190 day rate sensitive loans to total loans, 50% to 70%. (Guideline) 15. Net Liquidity to Net Liability, more than 20%. (Target) Net Liquidity is cash, due from  banks,  fed funds  sold,  interest-bearing  deposits maturing  in  30  days  or  less,  and  market  value  of  all
              unencumbered,    rated,   investment-grade   securities.   Net
              Liability is total deposits less due from banks.
         16. Short term liquidity divided by total assets should be greater than 20%. (Target)
         17. Riskless Assets to Total Assets 10% to 25%. (Guideline) Riskless Assets are cash & due from, U.S. treasuries and government agency securities less pledge amount, FDIC insured certificates of deposits, cash and federal funds sold.
         18. In determining the spread rate (rate differential) between marginal liability cost and marginal yield, reserve requirements, taxes and deposit insurance must be considered incremental costs for cost of funds calculations. The resulting net spread should not be less than 3%. (Target)
         19. Gross Off Balance sheet items to total assets should not be greater than 10%. (Target)
         20. Volatile Liability Dependence Ratio should be less than a Plus 10% and preferable a negative ratio. (Target)

G. A small bank runs an extreme risk of illiquidity quickly due to the risk of loans transferred from other institutions inherently exceeding the transfer of deposits. Therefore, it is imperative that the established policy be adhered to as it relates to prudent maximum loan limits rather than the legal maximum limits which relate to the amount of capital not liquidity. A loan policy has been adopted and is referenced hereto.

H. Similarly, long-range investment strategies based on the investment Policy incorporated herein must have regard for liquidity needs. Liquidity is sought while at the same time minimizing the cost of those funds. It must be expected to experience cyclical deposit fluctuations particularly in the Florida economy and to a lesser degree, loan demand fluctuations. The Asset/Liability Management Committee will endeavor to make educated predictions for funding requirements and investments which can be purchased with these requirements in mind.

I. There should be established unsecured (preferably) or secured lines of credit with correspondent banks. Preferably at least two lines should be established. Diversification reduces dependency on any single supplier. The bank should not exceed its capacity to borrow in any one area or market. The committee shall determine an appropriate level of borrowing that the bank may have. Initially it shall be the responsibility of the committee to arrange for lines of credit at other financial institutions. These lines of credit shall include fed funds, repo's and the Federal Reserve discount window.

VI.      PRIMARY FUNDING NEEDS AND SOURCES

Primary funding needs and sources are measured by our need and ability to raise cash at a reasonable cost or minimum loss. Our bank must be capable of meeting all customer obligations at all times. Specifically, we must meet cash withdrawal requirements, fund lines and letters of credit, and fulfill short-term credit needs. Practically, we will achieve sufficient liquidity by the following procedures:

         1.       Pursuit of core deposits.
         2. We should have part of our investment portfolio maturing within one year. As these investments mature, they will be used to meet the bank's cash needs or they will be reinvested to maintain a desired liquidity position.
         3. We will attempt to define volatile deposits existing in our money market savings account (i.e., accounts over $100,000). This balance in the account will be classified as volatile money and we will keep at least an amount equal to this in our Fed funds sold account to offset volatile deposits. This money in Fed funds would then become a temporary source of liquidity if needed.
         4.       We may apply for a second line of credit from the
                  Federal Reserve or a correspondent to be used if needed.
         5. Should we experience temporary high loan demand, we will attempt to meet it by selling loans to correspondent banks.
         6. In terms of illiquidity, we could explore the possibility of raising money by buying money from such sources as the CD market.
         7. For liquidity purposes we are classifying our investment portfolio into liquidity and income designations. Government agency, and other short-term investments maturing within two years, and municipal securities maturing within one year, will be designated as "liquid" investments, while investments with maturities greater than the above criterion will be considered "income" investments.
         8.       We will  attempt to  forecast  loan and  deposit  expectations through the use of historical trends and future economic expectations. These projections will enable us to plan for seasonal liquidity needs rather than react hastily to liquidity pressure.
         9. Should the bank become illiquid in spite of these steps, we will curtail lending. The first step is to cease making real estate mortgage loans; the second is to cease making commercial loans; the third step will be to slow consumer loans; and the fourth step is to refuse loans to new customers. Only as a last resort will we refuse short-term working capital loans to existing commercial customers or short-term loans to individual customers.

VII.     OFF BALANCE SHEET POLICY

The Off Balance Sheet items (contingent liabilities) of the bank will consist primarily of unused portions of committed lines of credit where the bank has a legal obligation to fund these unused portions when called upon. Said legal obligation arises from the acceptance of a commitment fee from the borrower whether or not the loan has actually closed.

Additionally, while the bank is not at this time seeking to engage in the issuance of standby or trade letters of credit, we recognize the possibility of being called upon to do so by existing customers. Any letter of credit activity will be subject to the same policy, procedures, credit and collateral requirements that any loan request is subject to and once paid for, will become an Off Balance Sheet Item until it is called upon or expires.

Because of liquidity considerations and their generally lower profit potential, total exposure in letters of credit will be reviewed monthly by the Director's Loan Committee.

Because of liquidity considerations, all unused portions of lines of credit will be reviewed by the Director's Loan Committee monthly, said total to be compared to the bank's average excess liquidity for the prior thirty-day period.

Loans of credit in excess of officer's authority will be subject to lending authorities set forth in the bank's Loan Policy.

VIII.             INTERBANK LIABILITIES REGULATION(S)

Credit Exposure that may exist between the Bank and its correspondent banking relationship with outside correspondents, as that term is defined in Federal Reserve Regulation F, shall at all times be monitored and controlled as required by that regulation.

A. No less frequently than quarterly, the Bank's Chief Operating Officer, or in its absence the Senior Loan Officer, or such designated "Responsible Officer" as specified and directed by the Board of Directors, shall review the call reports, annual reports, and such other publicly available information as the Responsible Officer shall deem appropriate concerning each correspondent to which this Bank has a "significant exposure". For purposes herein, "significant exposure" shall be deemed to exist whenever the exposure of this Bank to a correspondent is more than $100,000 on a monthly average basis. Exposure shall be measured by using the actual amount owed to the Bank on all exposure types. This is to include the sale of federal funds (exclusive of agent status).

B. The Responsible Officer shall conduct such reviews more frequently than quarterly if prudent to do so, based upon the size and type of the Bank's exposure and the financial condition of such correspondent. In assessing the financial condition of each correspondent, the Responsible Officer shall consider at a minimum the following financial characteristics of the correspondent's:

         1. Capital level;
         2. Level of  non-accruals  and past due loans and  leases;
         3. Level of
         earnings;
         4. Factors affecting the correspondent financial condition.

In such assessments, the Responsible Officer may also take into account the rating of the correspondent by a bank rating agency whose general assessment and selection criteria have been reviewed and approved by the Board of Directors. At present, this board has reviewed and approved the criteria of the following bank rating agency:

                  Bauer Financial Reports, Inc.
                  P.O. Drawer 145510
                  Coral Gables, Florida 35114

This board recognizes the need to establish a current list of acceptable correspondents. The list of institutions initially identified is neither all inclusive or deemed an approval of a nonqualifying institution as required by this policy:
                  Independent Bankers Bank - Orlando Florida
                  Compass Bank - Birmingham, Alabama
                  First Union National Bank, Charlotte, North Carolina
                  Chase Manhattan Bank - New York, New York
                  Fleet Bank - Providence, Rhode Island

C. The Responsible Officer shall determine whether the correspondent qualified as at least "adequately capitalized" as defined in Regulation F. At present that standard requires the correspondent to have at a minimum:

         1.       - Total Risk Based Capital Ratio of 8.0%
                  - Tier 1 Risk Based Capital Ratio of 4.0%; and - Leverage Ratio of 4.0%.
         2. If the numerical values as defined above in Section 4.20[C](1,2,3) are not equal to or exceed those minimum requirements as defined by Regulation "F" for an "Adequately Capitalized" correspondent, those minimum requirements stipulated in Regulation "F" shall be the applicable qualifications. The Responsible Officer shall:

                  a.       begin applying the amended standards immediately; and

                  b. bring such changes to the attention of the Asset/Liability Committee immediately, and to the Board of Directors at its next regular meeting after the Responsible Officer becomes aware of the changes, so that it may revise this policy.
         3. Additionally, the bank should limit exposure to correspondent banks in the form of noninterest and interest bearing FDIC insured accounts and federal funds exclusive of agent status). The limit for these balances on inter-day and intra-day transactions are 10% of total assets. The maturity of such exposure should be daily but may occasionally extend to seven days (except for FDIC insured time deposits which should not exceed one year). The correspondent should also meet the following quantitative measures: a. Nonperforming Assets/Assets equal to or less than 1.25% b. Repossessed Assets/Total Assets equal to less than 1.25% c. Return on Assets equal to or more than .75%.

D. The Bank shall neither establish nor (to the extent possible) continue a significant exposure to a correspondent in which the form or maturity of the exposure and the financial condition of the correspondent create a significant risk that the payments expected by the Bank will not be made in full or on time.

         1. If a correspondent relationship which initially complied with Bank policy later becomes non-complying because of deterioration of the financial condition of the correspondent, market changes or any other reason, the Responsible Officer shall terminate and close out the relationship, or reduce it to an insignificant level as rapidly as possible, consistent with prudent banking standards.

          2. The Responsible Officer shall report all such situations, the remedial action taken and the results of that action immediately to the Executive Committee of the Board of Directors, and to the Board of Directors at its next schedule meeting.

E. The Bank's internal financial limit for its exposure to any institutional correspondent shall be established and recorded on the "Bank's Interbank Liability (Regulation F) Control Records". (See Appendix for Control Record format.)

         1. The Board of Directors shall review these limits from time to time upon recommendations of management or upon its own motion, and revise those limits up or down either as a global change applicable to all correspondent relationships, or for any or each specific correspondent(s) as it deems appropriate.

         2. Bank management shall use only the most current revision of each form in determining what are the internal limits of the Bank for exposures to correspondents. Each officer responsible for a corespondent relationship of the Bank shall structure that relationship so as to preclude the possibility of the relationship growing to a size in excess of the applicable internal limit unless such growth is merely an occasional anomaly, resulting from unusual market disturbances, market movements favorable to the Bank, increases in activity, operational problems, or other unusual circumstances.

F. Procedure to determine the Bank's internal financial limit for its exposure to any institutional correspondent.

         1. At least quarterly, determine the size of the exposure in each present or proposed correspondent relationship of the Bank.


         2. If the exposure is not "significant" as defined herein, go to Step 3. If the exposure is "significant" as defined, go to Step 4.

         3. Monitor the size of the exposure retroactively on a monthly basis, or more frequently if appropriate. If the exposure becomes significant, to Step 4.

         4. Review each correspondent's latest call report, annual report, rating by any bank rating service approved in the Policy, or any other available financial and other information about the correspondent to determine whether it has at lest the capital as defined in item C of this section.

         5. If the correspondent does not meet all of those three requirements, determine how best to reduce the Bank's exposure to that correspondent below the level defined as "significant" in the Policy. Alternatively, determine how to eliminate that exposure completely. Weigh the risks and costs of each alternative against the risks and costs of continuing the relationship at its present level or some level higher than the lowest figure which constitutes a "significant" exposure under the Policy until its normal liquidation if it is one which will liquidate normally at a fixed time in the future. Document these processes and report them to the Executive Committee of the Board of Directors.

         6. If the correspondent does not meet all three of those requirements, compare the size of the Bank's exposure to that correspondent with the limits stated in the Bank's interbank liability control record established by the Policy.

         7. If the exposure is less than the applicable limit on the control record, note that the fact in the working papers and repeat the above steps at the next regular monitoring.

         8. If the exposure is greater than the applicable limit in the Bank's control record, the Responsible Officer shall reduce the exposure at or below the level limit amount, unless the excess is merely an occasional one, resulting from unusual market disturbances, market movements favorable to the Bank, increases in activity, operation problems, or other unusual circumstances. Document these activities.

G.       Compliance  officer's Procedure to determine the Bank's compliance with
         its   internal   financial   limit  for   exposure   to   institutional
         correspondent(s).

         1. At least annually, obtain all records regarding the monitoring of interbank exposure pursuant to the Bank's policy since the immediately previous review by the Compliance Officer.

         2. If the number of correspondent relationships the Bank has is not large, review all of them. If it is large, select a representative sample for review, and review them.

         3. Note whether correct determinations of the size and compliance or lack thereof with the Bank's policy were made by the Responsible Officer.

         4. Note whether all corrective actions required by the Bank's policy and procedure were taken and reported to the Bank's Executive Committee and/or the Board of Directors.

         5. Advise the Bank's auditor of the results of this examination.

H. To override internal limits as to Interbank Liabilities will require documenting the processes and the situation. Authority is vested with the Chief executive Officer to override the limitations herein established.